Calculation of Filing Fee Tables
S-3
FIRST HAWAIIAN, INC.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, Par Value $0.01 per Share	457(r)				0.0001531
Fees to be Paid	2	Equity	Preferred Stock, Par Value $0.01 per Share	457(r)				0.0001531
Fees to be Paid	3	Other	Depositary Shares	457(r)				0.0001531
Fees to be Paid	4	Other	Warrants	457(r)				0.0001531
Fees to be Paid	5	Other	Purchase Contracts	457(r)				0.0001531
Fees to be Paid	6	Other	Units	457(r)				0.0001531
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the "Securities Act"), the registrant is deferring payment of all of the registration fee. In connection with the securities offered hereby, the registrant will pay "pay-as-you-go registration fees" in accordance with Rule 456(b). The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment. An unspecified indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at unspecified indeterminate prices. The securities registered also include such unspecified amounts and numbers of common stock, preferred stock and other securities as may be issued upon conversion of or exchange for preferred stock, purchase contracts or warrants that provide for conversion or exchange or pursuant to the anti-dilution provisions of any such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares.

[2]	See footnote 1.

[3]	See footnote 1.

[4]	See footnote 1.

[5]	See footnote 1.

[6]	See footnote 1.